EXHIBIT 99.1

Contact:  Cathy Kruse
Telephone: 701-572-2020 ext. 1
cathy@georesourcesinc.com

FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides an Operations Update

Houston, Texas, January 10, 2012 - GeoResources, Inc., (NASDAQ: “GEOI”), today provided an operations update on its operating activities in its major project areas.

BAKKEN SHALE OPERATED

In its operated Bakken Shale project area, GeoResources currently has approximately 25,000 net operated acres in northwest Williams County, North Dakota and 8,200 net operated acres in eastern Montana.  The Company has two contracted drilling rigs running in this project area and recently contracted a third rig, which is currently being built and is scheduled to be delivered in the second quarter of 2012.  Among other capabilities, the new rig will be able to “walk”, meaning the rig will be able to move easily and quickly from one location to the next when drilling on pad locations.  In connection with pad drilling, the Company expects the walking rig to reduce the time between rig release and spud from 5 -7 days to 2 - 3 days resulting in lower drilling costs.  GeoResources is currently experiencing well costs of approximately $7.5 – $8.0 million in this project area and expects the walking rig and other efforts to further reduce these costs.

During the fourth quarter of 2011, the Company successfully completed its first well drilled in eastern Montana, the Olson 1-21-16H (31.4% W.I.).  This well averaged 300 boe/d over its first thirty days of production.  GeoResources is encouraged by the results of this well and plans to drill additional locations in eastern Montana in 2012.

The summary below provides an update on the Company’s drilling, completion and production activities in its operated Bakken project area.

Operated Bakken Area Highlights
•	6 gross wells spud in fourth quarter 2011
•	4 gross wells completed in fourth quarter 2011
•	5 gross wells currently waiting on completion, including 1 well flowing back after frac
•	2 wells currently drilling (one spud in late December 2011 and one spud in January 2012)
•	10 gross Middle Bakken wells currently producing
▪	42% average working interest
▪	Average first 30 day production rate of 295 boe/d
•	23 to 28 gross wells planned to spud in 2012

BAKKEN SHALE NON-OPERATED

GeoResources now has approximately 11,000 net acres under lease in its non-operated North Dakota project area located primarily in Mountrail, McKenzie, and Williams counties.  GeoResources has participated in over 110 wells to date with its primary operating partner in this project, Slawson Exploration Company, Inc. (“Slawson”), with a 100% success rate.  Slawson continues to operate three to four drilling rigs within the Company’s area of mutual interest.  In addition, the Company owns minor working interests in numerous other wells operated by other industry partners within the Bakken/Three Forks play primarily in Mountrail, Williams and McKenzie counties.

The Company also has approximately 1,800 net acres in its eastern Montana non-operated project area located primarily in Roosevelt and Richland counties.  To date, GeoResources has participated in five non-operated Bakken wells in this project area, all of which were successful.

While the Company is focused on operated opportunities, it also plans to expand its non-operated position in these areas of the Bakken play by partnering with experienced and reputable operators.

The summary below provides an update on the Company’s drilling, completion and production activities in its non-operated Bakken project areas for wells in which the Company has a meaningful working interest (i.e. 3% working interest or greater).

Non-Operated Bakken Area Highlights
•	6 gross wells spud in fourth quarter 2011
▪	640 acre units: 2 spud
▪	1,280 acre units: 4 spud
▪	7% average working interest
•	8 gross wells completed in fourth quarter 2011
▪	640 acre units: 5 completed with average first 30 day rate of 417 bo/d (oil only)
▪	1,280 acre units: 3 completed with average first 30 day rate of 689 bo/d (oil only)
▪	8% average working interest
•	7 gross wells currently waiting on completion

EAGLE FORD

In December 2011, the Company sold approximately 1,800 net acres in Atascosa County, Texas, in order to focus its efforts on its acreage in southwest Fayette and northeast Gonzales counties, Texas where GeoResources currently has approximately 23,000 net contiguous acres.

GeoResources now has two drilling rigs working in its Eagle Ford project area.  The Company has successfully drilled seven wells to date with three of these wells currently on production and the remaining four waiting on completion.  GeoResources expects to begin frac’ing these four wells in late January 2012.  Since completing its last well in August 2011, GeoResources has further investigated optimal completion practices.  Among other analytical procedures, GeoResources has analyzed chemical tracers used in completing its first three wells and conducted extensive testing of cores to determine the optimal completion methodology for its Eagle Ford wells.  The Company expects these efforts to improve frac efficiency on future completions.  Further, as previously stated, the Company expects to drill and complete its future wells in batches.  GeoResources is currently experiencing well costs of approximately $8.5 - $9.0 million in this project area and expects pad drilling, batch completions and other efforts to further reduce these costs.

As an indication of its progress in reducing well costs, the Company’s recent Newtonville #1H (55.0% W.I.) well in Gonzales County was drilled to a total depth of ~14,700 feet in just 24 days at a cost of approximately $2.8 million.  GeoResources continues to improve drilling efficiencies and believes that it can continue to drill wells as efficiently as the Newtonville #1H well going forward.

GeoResources recently contracted for a 173 square mile 3D seismic survey which will be acquired by a leading seismic contractor.  The Company believes the acquisition and interpretation of modern seismic data will allow it to: i) further enhance and de-risk development of the Eagle Ford carbonate; ii) evaluate other identified zones of interest (see Austin Chalk below); and iii) identify  deeper exploration opportunities, potentially including Buda, Georgetown and Edwards formations which are productive in the region.   The Company anticipates delivery of the processed seismic data in late third quarter 2012.

The summary below provides an update on the Company’s drilling, completion and production activities in its Eagle Ford project area.

Operated Eagle Ford Area Highlights
•	4 gross wells spud in fourth quarter 2011
•	4 gross wells currently waiting on completion
•	2 wells currently drilling (1 spud in late December 2011 and 1 in early January 2012)
•	3 gross wells currently producing
▪	All 3 completed in second and third quarters of 2011
▪	48% average working interest
▪	Average first 30 day production rate of 409 boe/d
•	20 to 25 gross wells planned to spud in 2012

AUSTIN CHALK

In addition to its Bakken and the Eagle Ford projects, the Company continues to focus on its growing Austin Chalk (“Chalk”) position, especially in the liquids-rich areas of the play.  In the Giddings field area of Texas, GeoResources has over 29,000 net acres spanning across northeast Fayette, Washington, Burleson, Brazos, Grimes, and Montgomery Counties.  The vast majority of the acreage in this project area is held by Chalk production and long-term leases.  There are multiple drilling locations across this project area. While current interpretations indicate that most of the locations are gassy, the Company’s West Cannon Unit #1H located in Grimes County has performed well with a high liquids content.  This well averaged 1,035 boe/d (67% oil) for the first 31 days of production and has produced approximately 120,000 boe to date (64% oil).  Given current natural gas prices, GeoResources does not intend to drill any gas locations in 2012 but is investigating additional potential liquids-rich opportunities.

In addition, GeoResources believes that its Eagle Ford acreage position in southwest Fayette County has considerable Chalk potential.  There have been two recently completed producing Chalk wells within its acreage position that have performed well.  As previously indicated, the Company participated in one of these wells, the Tilicek #1H, in which it has a 14.8% working interest.  This well averaged 326 boe/d for the first 30 days of production (93% oil).  The Tilicek well is operated by Denali Oil and Gas with a 70.4% working interest.  Given the success of this well and other recent drilling successes in the immediate area, the Company plans to drill another Chalk well in its Eagle Ford project area in 2012.  Chalk drilling in this area could accelerate in 2012 and beyond depending on a comprehensive geological review, seismic interpretation and additional drilling results.

MANAGEMENT COMMENTS

Frank A. Lodzinski, President and CEO of GeoResources, Inc. commented, “We continue to make favorable economic progress on our Bakken operated project area.  We completed four Bakken wells during the fourth quarter of 2011 and spudded another six wells.  We continue to drive down drilling and completion days and costs in this project area.  We are in development mode now with most of our recent and future wells being drilled as pad locations.  That said, our present focus is to capture our acreage rather than drill multiple in-fill wells.  I am also pleased to report that we have successfully contracted a third drilling rig to be used in our Bakken operations, which should be delivered in the second quarter of 2012.  We now have over 46,000 net acres in the Bakken and have also stepped up our efforts to further expand our position in the basin through various means including M&A, A&D and joint venture activities and are hopeful these efforts will allow us to continue to add to our leasehold position in an economic manner.”

“In the Eagle Ford, our second drilling rig arrived in the fourth quarter of 2011 and is busy drilling.  Although we were very active drilling new wells during the fourth quarter, we delayed completion operations pending additional technical analysis.  In short, given the fact that we were carried for a 50% interest in the first six wells, we chose to fully evaluate the science behind our completion methodology to ensure we are frac’ing our wells in the most effective and efficient manner going forward.  Accordingly, we have investigated the rock properties of our leasehold and the dynamics of different frac techniques, fluids and proppants.  We have learned a lot and we are eager to get back to work on the completion side later this month.  I would be remiss if I did not brag a bit about the excellent job our drilling team has done in this project area as it relates to reducing drilling days and costs.  Our most recently drilled well, the Newtonville #1H, was drilled to a total depth of ~14,700 feet in just 24 days.  We are determined to continue to achieve these types of results with the drill bit going forward.”

“In addition to our Bakken and Eagle Ford activities, we have been clearly focused on pursuing liquids-rich Chalk opportunities in recent months.  Given the recent success we and other operators have had drilling the Chalk in and around our Eagle Ford leasehold we are encouraged that the Chalk play in our southwest Fayette County leasehold may have some running room.  Although it is early and we still have seismic and other work to do in this area, we are excited about the possibilities of a Chalk development play emerging here.  We also recently entered into the Brookeland field area of east Texas through a small acquisition that was closed in the third quarter.  Given our lengthy experience and historical success in the Chalk, we expect to continue to focus on the Chalk in 2012 from a drilling and acquisition perspective.”

ABOUT GEORESOURCES, INC.

GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address GeoResources’ expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue,” and similar expressions.  Examples of forward-looking statements, include, but are not limited to: (i) changes in production volumes and prices and future production and development costs,  (ii) projections of capital expenditures, revenues, income or loss, earnings or loss per share, capital structure, and other financial items, (iii) statements of our plans and objectives of our management or board of directors including those relating to planned development of our oil and gas properties, (iv) statements of future economic performance and (v) statements of assumptions underlying such statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  GeoResources undertakes no obligation to update or revise any forward-looking statements.

A further description of these uncertainties and other risks can be found in the GeoResources Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by GeoResources with the U.S. Securities and Exchange Commission.